EXHIBIT (b)

                       ASSIGNMENT AND ASSUMPTION AGREEMENT


         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment") is made as of this 31 day of December, 1996 by and between Shelter Realty Corporation, a corporation organized under the laws of the State of South Carolina, Shelter Realty II
Corporation, a corporation organized under the laws of the State of Carolina; Shelter Realty III Corporation, a corporation organized under the laws of the State of South Carolina; Shelter Realty IV Corporation, a corporation organized under the laws of the State of South Carolina; Shelter Realty V Corporation, a corporation organized under the laws of the State of South
Carolina; Shelter Realty VI Corporation, a corporation organized under the laws of the State of Delaware; Shelter VII Corporation, a corporation organized under the laws of the State of South Carolina; Davidson Growth Plus GP Corporation, a corporation organized under the laws of the State of Delaware; ConCap
Equities, Inc., a corporation organized under the laws of the State of Delaware; ConCap Holdings, Inc., a corporation organized under the laws of the State of Texas; NPI Equity Investments, Inc., a corporation organized under the laws of the State of Florida; U.S. Realty I Corporation, a corporation organized under the laws of the State of South Carolina; Fox Capital Management Corporation, a corporation organized under the laws of the State of California (each individually an "Assignor" and collectively the "Assignors") and Insignia Properties, L.P., a Delaware limited partnership ("Assignee"); and Insignia Properties Trust, a Maryland business trust (the "Trust").


                                                          RECITALS

         A. Each Assignor owns limited partner interests and general partner interests in one or more limited partnerships.
The identity of each partnership in which each Assignor owns a general partner interest is set forth in Exhibit A hereto.

         B. Each Assignor, in addition to its right to receive its percentage allocation of profits or losses and distributions (the
"P&A Allocations") from the limited partnerships for which it acts as general partner, receives or may receive fees, income or other payment from time to time as partnership management fees, partnership management incentives and non-accountable cost reimbursements (the "Service Income Rights") to such partnerships. Several Assignors further own those limited partnership units set forth under such Assignor's name on Exhibit
B hereto (collectively with each Assignors right, title and interests as a limited partner under their respective partnership agreement, the "Units"). In consideration for such assignments
IPLP will deliver to the Trust (the sole shareholder of each

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Assignor) 611,586 units of general partnership interest of IPLP
(the "IPLP Units").

         C. The Trust was formed in May 1996, for the purpose of qualifying to act as a real estate investment trust under the Internal Revenue Code of 1986, as amended.

         D. It is contemplated that substantially all of the Trust's will be held in, and substantially all of its investments will be conducted through Assignee which will hold, among other things, all of the Service Income Rights and Units.

         E. The Assignors desire to assign to Assignee a portion of their P&A Allocations and all of their Service Income Rights and Units relating to the limited partnerships for which they serve as general partners.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignors and Assignee hereby agree as follows:

         1. Assignment of Economic Benefits. Each Assignor hereby grants, assigns, transfers, conveys and delivers to Assignee, all of the Assignor's right, title and interest in and to (i) all of such Assignor's Service Income Rights and (ii) the Units.

         2. Assignment of P&A Allocations. NPI Equity Investments, Inc., ConCap Equities, Inc. and Davidson Growth Plus GP
Corporation hereby grant, assign, transfer, convey and deliver to Assignee all of their right, title and interest to all of their P&A Allocation in excess of 1% of the total P&A Allocations of each limited partnership for which they serve as general partner.

         3. Assignment of Units. Each Assignor hereby grants, assigns, transfers, conveys and delivers to Assignee, all of such Assignor's right, title and interest in and to 100% of such Assignor's Units in the Partnership(s) free and clear of all liens, encumbrances, security interests and competing claims.

         4. Assumption of Obligations. By acceptance of this Assignment Assignee hereby agrees to be bound by all of the terms and provisions of the partnership agreements applicable to each Assignor and each Assignor's Units all as set forth on Exhibit C hereto and assumes and agrees to perform, pay and discharge in full, when due, all of each Assignor's liabilities and obligations under the partnership agreements and with respect to each Assignor's Units; provided, however, that this assumption shall have application only to those liabilities and obligations of each Assignor first accruing or arising on or after the date of this Agreement and shall have no application to any such liabilities and obligations accruing or arising prior to the date of this Assignment.

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         5.       Delivery of IPLP Units.  Assignee hereby agrees to
deliver to the Trust the IPLP Units.

         6. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors of each of respective parties hereto.

         7. Counterparts. This Assignment may be executed in any number of counterparts. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to form physically one document. Each counterpart shall be deemed to be an original for all purposes and all counterparts shall together constitute but one and the same instrument, binding upon all parties executing the same.

         8. Governing Law. This Assignment shall be governed by, interpreted under, and construed and enforceable with, the laws of the State of New York.